Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Earnings

EMLENTON, Pa., October 24, 2018 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton (Bank), reported consolidated net income of $1.2 million, or $0.51 per common share, for the three months ended September 30, 2018, a decrease of $546,000, or 32.0%, from net income of $1.7 million, or $0.77 per common share, reported for the same period in 2017.  Net income for the nine-month period ended September 30, 2018 was $3.9 million, or $1.72 per diluted share, an increase of $231,000, or 6.3%, from net income of $3.7 million, or $1.69 per diluted share, for the same period in 2017.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are pleased with the results for the year to date period ended September 30, 2018. We achieved strong core earnings and balance sheet growth while managing expenses and maintaining strong asset quality. On October 1, 2018, we completed the acquisition of Community First Bancorp, Inc. (Community First) to create a combined bank with approximately $900 million in total assets offering services through 20 locations.  This has strengthened our market position in Clarion and Jefferson counties and built a stronger franchise in the Western Pennsylvania region. We remain focused on sustaining a sound capital base while providing an attractive return to our shareholders and are well-positioned for future profitable growth.”

QUARTERLY OPERATING RESULTS OVERVIEW

Net income decreased $546,000, or 32.0%, to $1.2 million, or $0.51 per common share, for the three months ended September 30, 2018, compared to net income of $1.7 million, or $0.77 per common share, for the same period in 2017.  The decrease resulted from a $1.2 million decrease in noninterest income and increases in the provision for loan losses and noninterest expense of $30,000 and $113,000, respectively, partially offset by a $604,000 increase in net interest income and a $205,000 decrease in the provision for income taxes.

Net interest income increased $604,000, or 10.9%, to $6.1 million for the three months ended September 30, 2018 from $5.5 million for the same period in 2017. The increase in net interest income resulted from an increase in interest income of $783,000, or 11.7%, as the Corporation experienced a $44.3 million increase in the average balance of loans outstanding. Partially offsetting the increase in interest income, interest expense increased $179,000, or 15.6%, as the Corporation's average balance of interest-bearing deposits increased $58.8 million, partially offset by a $20.8 million decrease in the average balance of borrowed funds. The increases in the Corporation's loans and interest-bearing deposit balances resulted from strong production across the Bank's franchise and the third quarter 2017 acquisition of Northern Hancock Bank and Trust Co. (NHBT).

Noninterest income decreased $1.2 million, or 53.3%, to $1.1 million for the three months ended September 30, 2018 from $2.3 million for the same period in 2017. During the quarter ended September 30, 2017, the Corporation recorded a $1.3 million bargain purchase gain related to the acquisition of NHBT.  Partially offsetting this gain, fees and service charges increased $80,000 as overdraft charges for the three months ended September 30, 2018 outpaced the same period in the prior year and other income increased $28,000 due to increased interchange fee income.

The provision for loan losses increased $30,000, or 11.1%, to $300,000 for the three months ended September 30, 2018 from $270,000 for the same period in 2017 due to general increases in the Corporation's loan portfolio.

Noninterest expense increased $113,000, or 2.1%, to $5.6 million for the three months ended September 30, 2018 from $5.4 million for the same period in 2017.  The increase primarily related to increases in compensation and benefits expense and professional fees of $231,000 and $86,000, respectively, partially offset by a $286,000 decrease in acquisition costs. The increase in compensation and benefits expense related to costs associated with the operation of the new full-service banking office in Chester, West Virginia which was acquired from NHBT, increased health insurance costs and normal salary and benefit increases.  Acquisition costs incurred during the third quarter of 2018 related to the acquisition of Community First totaled $677,000, compared to acquisition costs of $963,000 incurred during the third quarter of 2017 related to the acquisition of NHBT.

The provision for income taxes decreased $205,000, or 52.3%, to $187,000 for the three months ended September 30, 2018 from $392,000 for the same period in 2017 as a result of the decrease in net income before provision for income taxes and the enactment of the Tax Cuts and Jobs Act of 2017 which decreased the corporate tax rate to a flat 21% from a maximum of 35%.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income increased $231,000, or 6.3%, to $3.9 million, or $1.72 per diluted share, for the nine months ended September 30, 2018, compared to $3.7 million, or $1.69 per diluted share, for the same period in 2017. The increase resulted from a $2.1 million increase in net interest income and a $243,000 decrease in the provision for income taxes, partially offset by a $987,000 decrease in noninterest income and increases in the provision for loan losses and noninterest expense of $347,000 and $796,000, respectively.

Net interest income increased $2.1 million, or 13.2%, to $18.2 million for the nine months ended September 30, 2018, compared to $16.1 million for the same period in 2017. The increase in net interest income resulted from an increase in interest income of $2.6 million, or 13.5%, as the Corporation experienced a $44.3 million increase in the average balance of loans outstanding. Partially offsetting the increase in interest income, interest expense increased $487,000, or 15.1%, as the Corporation's average balance of interest-bearing deposits increased $58.8 million, partially offset by a $20.8 million decrease in the average balance of borrowed funds. The increases in the Corporation's loans and interest-bearing deposit balances resulted from strong production across the Bank's franchise and the third quarter 2017 acquisition of NHBT which added approximately $18.5 million in loans and $19.7 million in deposits to the Bank.

The provision for loan losses increased $347,000, or 54.8%, to $980,000 for the nine months ended September 30, 2018 from $633,000 for the same period in 2017 due to general increases in the Corporation's loan portfolio and the charge-off of several commercial loan relationships in the first nine months of 2018.

Noninterest income decreased $987,000, or 24.7%, to $3.0 million for the nine months ended September 30, 2018 from $4.0 million for the same period in 2017. During the nine months ended September 30, 2017, the Corporation recorded a $1.3 million bargain purchase gain related to the acquisition of NHBT.  During the same period, the Corporation recorded a $508,000 other-than-temporary impairment charge on a subordinated debt investment issued by First NBC Bank Holding Company. Partially offsetting the impairment charge, the Corporation realized security gains of $350,000 during the nine months ended September 30, 2017. During the nine months ended September 30, 2018, the Corporation realized security losses of $34,000. Fees and service charges increased $138,000 as overdraft charges for the nine months ended September 30, 2018 outpaced the same period in the prior year and other income increased $168,000 due to increased interchange fee income. Partially offsetting these favorable items, gains on the sales of loans totaled $60,000 for the nine months ended September 30, 2018, compared to $176,000 for the same period in 2017.

Noninterest expense increased $796,000, or 5.4%, to $15.5 million for the nine months ended September 30, 2018 from $14.7 million for the same period in 2017.  The increase primarily related to increases in compensation and benefits expense, professional fees, federal deposit insurance and premises and equipment expenses of $536,000, $137,000, $66,000 and $61,000, respectively, partially offset by a $33,000 decrease in acquisition costs.  The increase in compensation and benefits expense related to costs associated with the operation of the new full-service banking office in Chester, West Virginia which was acquired from NHBT, increased health insurance costs and normal salary and benefit increases. Acquisition costs incurred during the first nine months of 2018 related to the acquisition of Community First totaled $1.0 million, compared to acquisition costs of $1.1 million incurred during the first nine months of 2017 related to the acquisition of NHBT. It is anticipated that additional merger related costs for the acquisition of Community First, which was consummated on October 1, 2018, will be approximately $2.6 million recorded in the fourth quarter of 2018.

The provision for income taxes decreased $243,000, or 24.9%, to $735,000 for the nine months ended September 30, 2018 from $978,000 for the same period in 2017 as a result the decrease in net income before provision for income taxes and the enactment of the Tax Cuts and Jobs Act of 2017 which decreased the corporate tax rate to a flat 21% from a maximum rate of 35%.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $22.7 million, or 3.0%, to $772.8 million at September 30, 2018 from $750.1 million at December 31, 2017.  Asset growth was driven by increases in cash and equivalents and net loans receivable of $8.3 million and $14.9 million, respectively. Liabilities increased $22.2 million to $713.2 million at September 30, 2018 from $691.0 million at December 31, 2017 due to an increase in customer deposits of $27.7 million, partially offset by a $6.2 million reduction in borrowed funds.

Total nonperforming assets increased to $6.1 million, or 0.79%, of total assets at September 30, 2018, compared to $4.2 million, or 0.56%, of total assets at December 31, 2017.  The increase in nonperforming assets was primarily due to a $2.5 million commercial mortgage loan being placed on nonaccrual status during the quarter ended September 30, 2018 based on the deteriorating financial condition of the borrower.  Given the estimated value of the borrower's significant real estate holdings, most of which are pledged as collateral for the loan, the Corporation does not currently expect to incur any loss on this loan, and the loan continues to pay per its contracted terms.

Stockholders’ equity increased $519,000 to $59.6 million at September 30, 2018 from $59.1 million at December 31, 2017 primarily due to a $2.2 million increase in retained earnings as a result of $3.9 million of net income, partially offset by $1.9 million of common dividends paid, and a $1.9 million decrease in accumulated other comprehensive income.  The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.7% of total assets.  Tangible book value per common share was $21.59 at September 30, 2018, compared to $21.28 at December 31, 2017.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 20 full service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock County, West Virginia.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Nine month period
	ended September 30,		ended September 30,
	2018	2017	2018	2017

Interest income	$7,466	$6,683	$21,894	$19,289
Interest expense	1,325	1,146	3,717	3,230
Net interest income	6,141	5,537	18,177	16,059
Provision for (recovery of) loan losses	300	270	980	633
Noninterest income	1,062	2,274	3,009	3,996
Noninterest expense	5,555	5,442	15,536	14,740
Income before provision for income taxes	1,348	2,099	4,670	4,682
Provision for income taxes	187	392	735	978
Net income	$1,161	$1,707	$3,935	$3,704

Basic earnings per common share	$0.51	$0.77	$1.73	$1.70
Diluted earnings per common share	$0.51	$0.77	$1.72	$1.69
Dividends per common share	$0.28	$0.27	$0.84	$0.81

Return on average assets (1)	0.60%	0.91%	0.69%	0.69%
Return on average equity (1)	7.68%	11.80%	8.87%	8.87%
Yield on average interest-earning assets	4.12%	3.88%	4.13%	3.92%
Cost of average interest-bearing liabilities	0.92%	0.83%	0.88%	0.82%
Cost of funds	0.75%	0.67%	0.72%	0.66%
Net interest margin	3.39%	3.23%	3.43%	3.28%
Efficiency ratio	75.63%	67.76%	71.73%	70.64%
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(1) Returns are annualized for the three and nine month periods ended September 30, 2018 and 2017.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	9/30/2018	12/31/2017

Total assets	$772,804	$750,084
Cash and equivalents	22,680	14,374
Securities	97,982	101,167
Loans, net	592,245	577,234
Deposits	682,361	654,643
Borrowed funds	19,800	26,000
Stockholders' equity	59,610	59,091

Book value per common share	$26.25	$26.02
Tangible book value per common share	$21.59	$21.28

Net loans to deposits	86.79%	88.18%
Allowance for loan losses to total loans	1.06%	1.05%
Nonperforming assets to total assets	0.79%	0.56%
Stockholders' equity to total assets	7.71%	7.88%
Shares of common stock outstanding	2,271,139	2,271,139